Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Stock Option and Incentive Plan and the 2021 Employee Stock Purchase Plan of Toast, Inc. of our reports dated February 18, 2026, with respect to the consolidated financial statements of Toast, Inc., and the effectiveness of internal control over financial reporting of Toast, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 7, 2026